Exhibit (c)(5)

SPEEDWAY MOTORSPORTS, INC.


Sprint
Coca-Cola
MAX
Lance
CAMRY

Update for the Special Committee

Project Slingshot

June 10, 2019

Morgan Stanley

STRICTLY PRIVATE & CONFIDENTIAL

Project Slingshot Situation Update

SPEEDWAY MOTORSPORTS, INC.

Process Update

- May 20th: Speedway Motorsports press release naming the Special Committee independent financial and legal advisors
  - Morgan Stanley has not received any inbounds to-date

NASCAR / ISC Process Update

- May 22nd: NASCAR and ISC announce merger agreement
  - NASCAR will acquire all outstanding shares of ISC, not owned by France Family, for $45 / share in cash
  - Premium to the 30-day VWAP of $36.91/share prior to the first bid improved from 14% to 22%
  - Acquisition multiple of AV / 2019E EBITDA improved from 8.0x to 8.5x

Diligence Update

- Morgan Stanley submitted due diligence questions to Speedway Motorsports and SFC (via BAML)
  - Responses to all diligence questions received
- **Sessions-To-Date**
  - May 30th: Speedway Motorsports / BAML diligence call (Morgan Stanley was in listening mode)
  - June 6th: Session with Speedway Motorsports CEO, Marcus Smith, to discuss strategic discussions with France family, NASCAR, and ISC
  - June 8th: Morgan Stanley received SFC's financing sources and uses via BAML

NASCAR / ISC Transaction Update

SpeedwayMotorsports, Inc.

NASCAR / ISC Transaction Highlights

- On November 9, 2018, NASCAR made a non-binding proposal to acquire all outstanding shares of ISC, not owned by the controlling shareholders of NASCAR, for **$42 / share in cash**
  - Purchase price represented a **14% premium** to 30-day VWAP of $36.91
- On May 22, 2019, ISC and NASCAR announced a merger agreement for **$45 / share in cash**
  - The agreed upon purchase price represents a **22% premium** to 30-day VWAP, prior to initial bid announcement, of $36.91
- Premium in the bump increased from **14% to 22%** to 30-day VWAP and AV / 2019E EBITDA from **8.0x to 8.5x**
- Transaction is expected to close in 2019 and is conditioned on the approval of a majority of the minority Class A and Class B shareholders (not owned and controlled by the France family)

ISC Stock Price Reaction

Premium to VWAP as of Initial Offer [(1)]

Offer	30 Day Prior	10 Day Prior
	$36.91	$38.05
$42.00	14%	10%
$45.00	22%	18%



$50.00
$46.00
$42.00
$38.00
$34.00
Jul-18
Sep-18
Nov-18
Jan-19
Mar-19
May-19
Jun-19
ISC Q3'18 Earnings
NASCAR Initial Offer
ISC FY18 Earnings
ISC Q1'19 Earnings
Transaction Announcement
$44.62
Initial Offer Price

Transaction Detail

$MM, unless otherwise noted

	Initial Offer	Agreed Transaction
Offer Price	**$42.00**	**$45.00**
Total Implied Equity Value	$1,869	$1,954
(+) Net Debt	(19)	(16)
Total Implied AV	**1,849**	**1,938**
France Ownership	*42%*	*42%*
Public Stake	1,076	1,126
2019E EBITDA	233	229
Implied AV / 2019E EBITDA	**8.0x**	**8.5x**

Agreed upon value represents **+0.5x** increase to initial offer

Research Analyst Commentary

"We have stated for some time that **we continue to view ISCA shares as fairly valued** within the lower half of its historical 9.6-7.0x EV/EBITDA range. **We see mid-single-digit ROIC as characteristic of the ISC/industry through at least 2024** as revenue gains from motorsports related (media rights, sponsorships) and other income (ONE Daytona) are offset by persistent ISC/industry wide challenges in admissions and FBM. Excess cash is more likely to be redeployed to update additional tracks (e.g., Talladega) than to be returned to investors. Therefore, we do not see any additional considerations above the $45/share offer as forthcoming or needed."

– Broker A, May 2019

Source: Company filings, CapIQ
Note:
1. 30-Day VWAP based on ISCA 8K for initial bid announcement; 10-Day VWAP based on trading days prior to initial bid announcement

Speedway Motorsports vs. International Speedway Trading Performance

SPEEDWAYMOTORSPORTS, INC.

Relative Total Shareholder Returns

Last Twelve Months (1)(3)

Returns	LTM	6Mo	3Mo
TRK	7%	6%	8%
ISC	3%	5%	3%
S&P 500	(0%)	3%	1%

Based to TRK $ / Share



20
19
18
17
16
15
14
13
12
$17.05
10/4/2018
TRK: $17.21
ISC: $42.26
ISC releases 3Q18 earnings and revises 2018 guidance down
11/9/2018(4)
TRK: $16.34
ISC: $39.06
NASCAR announces $42/ share bid to acquire remaining shares of ISC not owned by France Family
5/22/2019
TRK: $18.32
ISC: $43.62
NASCAR announces merger agreement for $45 / share to acquire remaining shares of ISC not owned by France Family
+7%
$18.32
+3%
$44.62
(0%)
11/7/2018
TRK: $16.05
ISC: $38.63
TRK reports relatively strong 3Q18; primarily due to realignment of race locations and timing
3/13/2019
TRK: $16.85
TRK reports weak 4Q18; primarily due to very significant challenges with weather
4/24/2019
TRK: $13.94
TRK announces a bid from SFC to acquire remaining shares not owned by Smith family for $18 per share
Jun-18
Aug-18
Oct-18
Dec-18
Feb-19
Apr-19
Jun-'
TRK
ISC
S&P 500

Speedway Motorsports Capitalization Table

$MM, unless otherwise noted

	Consensus EBITDA 11/9/2018	Consensus EBITDA Current	11/9/2018[4]	Current
Current Share Price			$16.34	$18.32
(x) FDSO (MM)			41.0	41.0
Equity Value			**$669**	**$750**
(+) Total Debt			201	201
(-) Cash			(81)	(69)
Aggregate Value			**$790**	**$882**
AV / 2019E EBITDA	$122	**$116**[2]	**6.4x**	**7.6x**
AV / 2020E EBITDA	$126	**$116**[2]	**6.3x**	**7.6x**
Total Debt / LTM EBITDA			**1.5x**	**1.5x**
Net Debt / LTM EBITDA			**0.9x**	**1.0x**

Source: CapIQ

Notes:

1. Market data as of June 6, 2019
2. Based on estimates of recent broker report available (Wells Fargo)
3. Share price annotations represent share price 1-day prior to event
4. Trading as of 11/9/2018, pre-NASCAR / ISC bid post-market close

Speedway Motorsports Summary Valuation

SPEEDWAYMOTORSPORTS, INC.

Market Data as of June 6, 2019 (1)



TRK Price Prior to TRK Bid (4/23/2019): $13.94
TRK Price Prior to ISC Bid (11/9/2018): $16.34
SFC Proposal: $18.00
Public Market
Comparable Company Valuation
6.5x - 8.0x Wells Fargo 2019E EBITDA
$15.10
$19.40
16.5x - 21.0x Wells Fargo 2019E EPS
$15.90
$19.60
Private Market
Discounted Cash Flow (NTM EBITDA Exit Multiple) (2)
Mgmt. Case 6.5x - 7.5x Exit EBITDA Multiple
$16.30
$19.50
Wells Fargo Case 6.5x - 7.5x Exit EBITDA Multiple
$17.30
$20.80
FY'23E Terminal Year
4.75-year DCF
6.0% - 7.5% WACC (3)
Precedent Transactions
Wells Fargo Case NASCAR / ISCA; 8.5x 2019E EBITDA Multiple
NASCAR / ISC: $20.70
8.5x
Leveraged Buyout Analysis (4)
Mgmt. Case; 6.5x - 7.5x Exit LTM EBITDA Multiple
$12.40
$16.30
Wells Fargo Case; 6.5x - 7.5x Exit LTM EBITDA Multiple
$12.70
$16.90
12/31/2019 Transaction Close
15.0% - 20.0% Target IRR
3.0x - 4.0x Max Leverage
Reference
Trading Multiple Range (as of 11/9/2018)
Last 6 Months 5.9x - 7.3x NTM Wells Fargo Case EBITDA
$13.60
$17.40
Last 6 Months 14.2x - 18.1x NTM Wells Fargo Case EPS
$13.20
$16.80
Discounted Analyst Price Target (5)
Min / Max Analyst Price Targets
$14.90
$18.60
Trading Range (as of 11/9/2018)
Last 6 Months
$14.70
$18.10
$10.00
$12.00
$14.00
$16.00
$18.00
$20.00
$22.00
$24.00

	$10.00	$12.00	$14.00	$16.00	$18.00	$20.00	$22.00	$24.00
Implied AV / 2019E Wells Fargo Equity Research EBITDA	**4.7x**	**5.4x**	**6.1x**	**6.8x**	**7.5x**	**8.2x**	**8.9x**	**9.6x**
Implied P / 2019E Wells Fargo Equity Research EPS	**10.7x**	**12.9x**	**15.0x**	**17.2x**	**19.3x**	**21.5x**	**23.6x**	**25.7x**

Notes:
1. All share prices rounded to nearest $0.10
2. Management case implied PGR of (2.6%) – 0.0%; Wells Fargo equity research implied PGR of (2.5%) – 0.0%
3. Assumes 7.6% cost of equity (6% Market Risk Premium, 2.1% risk free rate and 0.92 beta) with +/- 1% sensitivity, a 5.1% pre-tax cost of debt with most recent effective tax rate of 26.2%, and a debt / total capitalization of 21.1% as per current capital structure
4. Assumes 4-year hold with current debt refinanced at illustrative new term loan issuance floating rate of L + 338bps (mid-point of L + 325 – 350) at 4.0x EBITDA (pre-SBC) leverage and at illustrative new secured notes at 5.63% (mid-point of 5.5% and 5.75%) at 3.0x EBITDA (pre-SBC) leverage
5. Based on analyst price target of $16.00 and $20.00 discounted at 7.6% cost of equity (6% Market Risk Premium, 2.1% risk free rate and 0.92 beta)

Illustrative Speedway Motorsports Valuation Matrix

SpeedwayMotorsports, Inc.

Premium To

	Illust. TRK Share Price	Prior to ISC Bid: 1-Day Prior 11/9/2018	Prior to ISC Bid: VWAP 30 Day Prior[1]	Prior to TRK Bid: 1-Day Prior 4/23/2019	Prior to TRK Bid: VWAP 30 Day Prior[1]	Last 12 Months: High	Last 12 Months: Low	Last 12 Months: VWAP	Median TRK Broker PT	AV / EBITDA[2] 2019E	AV / EBITDA[2] 2020E	P / E[2] 2019E	P / E[2] 2020E
		$16.34	$16.19	$13.94	$14.53	$18.36	$13.47	$16.56	$18.00	116	116	$0.95	$0.96
4/23/19 Share Price	$13.94	(14.7%)	(13.9%)	0.0%	(4.1%)	(24.1%)	3.5%	(15.8%)	(22.6%)	6.1x	6.1x	14.7x	14.5x
Non-Binding Proposal	$18.00	10.2%	11.2%	29.1%	23.9%	(2.0%)	33.6%	8.7%	0.0%	7.5x	7.5x	18.9x	18.8x
	$19.00	16.3%	17.3%	36.3%	30.7%	3.5%	41.1%	14.7%	5.6%	7.9x	7.9x	20.0x	19.8x
	$20.00	22.4%	23.5%	43.5%	37.6%	8.9%	48.5%	20.8%	11.1%	8.2x	8.2x	21.1x	20.8x
	$21.00	28.5%	29.7%	50.6%	44.5%	14.4%	55.9%	26.8%	16.7%	8.6x	8.6x	22.1x	21.9x

Initial ISC Bid: *$42 / Share*
14% Premium to 30-Day VWAP
Final: *$45 / Share*
22% Premium to 30-Day VWAP

Initial ISC Bid: *8x 2019E EBITDA*
Final: *8.5x 2019E EBITDA*

Source: CapIQ
Notes:
1. VWAP based on trading days
2. Wells Fargo Equity Research

Perspective on BAML's Financing Proposal for SFC

SPEEDWAY MOTORSPORTS, INC.

Sources and Uses and Pro Forma Capitalization as Provided by BAML on June 8, 2019

- Morgan Stanley is confident that SFC's financing plan for the transaction is achievable and the business has leverage capacity beyond these levels
  - Includes a $245MM TLA and new revolver for pro forma leverage of 3.26x
- This scenario will likely result in a one notch downgrade[4] at Moody's and a hold at S&P with a Ba2 / BB+
- Speedway Motorsports is currently rated Ba1 / BB+

Ability to Pay Analysis

- Each incremental $1/share in purchase price to Speedway Motorsports above $18/share requires $12MM in additional financing
- Pro forma total leverage at $19/share increases to 3.36x and at $20/share increases to 3.45x

Illustrative Sources

$MM unless otherwise noted

Sources	Amount	%
New Revolver ($125MM)	3	1%
New Term Loan A	245	99%
Total Sources	**248**	**100%**

Illustrative Uses

$MM unless otherwise noted

Uses	Amount	%
Public Equity Purchase Price [1]	217	88%
Estimated Fees & Expenses	30	12%
Total Uses	**248**	**100%**

Pro Forma Capitalization

$MM unless otherwise noted

Capitalization	Maturity	As of 3/31/2019	Adj.	Pro Forma 3/31/2019
Cash & Equivalents [3]		$7		$7
New Revolver ($125MM) [2]	5 years	--	3	3
New Term Loan A [2]	5 years	--	245	245
Existing Revolver ($100MM)	12/27/2019	--		--
Secured Debt		**--**		**248**
5.125% Senior Notes due 202	2/1/2023	200	--	200
Other Notes Payable	Various	1	--	1
Total Debt		**201**		**449**
Compliance EBITDA		$137		$137
Credit Statistics - 3/31/2019				
Secured Debt / Compliance EBITDA		--		1.80x
Total Debt / Compliance EBITDA		1.46x		3.26x

Source: Bank of America Merrill Lynch

Notes:
1. Equal to share price of $18.00 x public float of 29.3% x fully diluted shares outstanding of ~41.2MM
2. Pro rata maturity to spring 120 days before 2023 Senior Notes maturity unless 2023 Senior Notes refinanced prior to
3. Cash & Equivalents equal to Cash of $69 MM less Deferred Race Event Revenue of $62MM
4. Some risk of Ba3 at Moody's

We have prepared this document solely for informational purposes. You should not definitively rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. You and your directors, officers, employees, agents and affiliates must hold this document and any oral information provided in connection with this document in strict confidence and may not communicate, reproduce, distribute or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with our prior written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately.

We have prepared this document and the analyses contained in it based, in part, on certain assumptions and information obtained by us from the recipient, its directors, officers, employees, agents, affiliates and/or from other sources. Our use of such assumptions and information does not imply that we have independently verified or necessarily agree with any of such assumptions or information, and we have assumed and relied upon the accuracy and completeness of such assumptions and information for purposes of this document. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, in relation to the accuracy or completeness of the information contained in this document or any oral information provided in connection herewith, or any data it generates and accept no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) in relation to any of such information. We and our affiliates and our and their respective officers, employees and agents expressly disclaim any and all liability which may be based on this document and any errors therein or omissions therefrom. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, that any transaction has been or may be effected on the terms or in the manner stated in this document, or as to the achievement or reasonableness of future projections, management targets, estimates, prospects or returns, if any. Any views or terms contained herein are preliminary only, and are based on financial, economic, market and other conditions prevailing as of the date of this document and are therefore subject to change. We undertake no obligation or responsibility to update any of the information contained in this document. Past performance does not guarantee or predict future performance.

This document and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and do not constitute legal, regulatory, accounting or tax advice to the recipient. We recommend that the recipient seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this document. This document does not constitute and should not be considered as any form of financial opinion or recommendation by us or any of our affiliates. This document is not a research report and was not prepared by the research department of Morgan Stanley or any of its affiliates.

Notwithstanding anything herein to the contrary, each recipient hereof (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the proposed transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to the tax treatment and tax structure. For this purpose, "tax structure" is limited to facts relevant to the U.S. federal and state income tax treatment of the proposed transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors.

This document is provided by Morgan Stanley & Co. LLC and/or certain of its affiliates or other applicable entities, which may include Morgan Stanley Realty Incorporated, Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A., Morgan Stanley & Co. International plc, Morgan Stanley Securities Limited, Morgan Stanley Bank AG, Morgan Stanley MUFG Securities Co., Ltd., Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., Morgan Stanley Asia Limited, Morgan Stanley Australia Securities Limited, Morgan Stanley Australia Limited, Morgan Stanley Asia (Singapore) Pte., Morgan Stanley Services Limited, Morgan Stanley & Co. International plc Seoul Branch and/or Morgan Stanley Canada Limited Unless governing law permits otherwise, you must contact an authorized Morgan Stanley entity in your jurisdiction regarding this document or any of the information contained herein.